Exhibit 4.5

ADOPTION COPY

Vodafone Group Plc

RULES OF THE VODAFONE GLOBAL INCENTIVE PLAN 2023

Shareholder approval:	25 July 2023

Directors’ adoption (by delegated authority):	25 July 2023

Schedule 1 certified to HMRC on:	[TBC]

Expiry date:	25 July 2033

SLAUGHTER AND MAY
One Bunhill Row
London EC1Y 8YY

Ref: PJC/IAB/CXUS

579106719

ADOPTION COPY

Schedule 1: Vodafone Company Share Option Plan 2023

The Vodafone Global Incentive Plan 2023

Introduction

An Award under the Plan can take the form of:

●	a nil or nominal cost option - which is a right to acquire Shares during the Exercise Period either for nothing or for the Shares’ nominal value;
●	a “market value” option – which is a right to acquire Shares during the Exercise Period for a price set by reference to the market value of the underlying Shares at the Award Date;
●	a conditional award - which is a right to be given Shares automatically on Vesting (or, at the end of the Holding Period, if the Award is subject to a Holding Period); or
●	a forfeitable award - which is an award of Shares, held by or on behalf of the Participant for a period during which those Shares are forfeitable.

The grant and Vesting of the different types of Award work in similar ways but there are some differences in the mechanics of how they are granted and what happens after they Vest and, if applicable, any Holding Period has expired.

Awards may be subject to: (i) one or more Performance Conditions; and/or (ii) a post-Vesting Holding Period. Following Vesting or (if applicable) the end of the Holding Period, Awards will normally be satisfied by the issue of new Shares or the transfer of “market purchase” Shares or Treasury Shares to the Participant.

This introduction does not form part of the rules.

1.	Definitions

In these rules:

“Acquiring Company” has the meaning given by rule 9.3.1;

“Award” means a Conditional Award, an Option or a Forfeitable Award; “Award Certificate” has the meaning given by rule 2.5.1;

“Award Date” means the date which the Committee specifies for the grant of an Award;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any other stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

“Committee” means, subject to rule 9.4, the remuneration committee of the board of directors of the Company, or any committee or person duly authorised by it;

“Company” means Vodafone Group Plc incorporated in England and Wales with registered number 01833679;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” means, in relation to a body corporate, the power of a person to secure by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate, or as a result of any powers conferred by the articles of association, or other document regulating that or any other body corporate, that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“Dealing Restrictions” means any restrictions relating to dealing in Shares imposed by law, order, regulation, Government directive or any dealing code adopted by the Company;

“Directors’ Remuneration Policy” means the directors’ remuneration policy within the meaning of section 421(2A) of the Companies Act 2006;

“Dividend Equivalent” has the meaning given by rule 5.5;

“Eligible Employee” means an individual who is a current employee (including an executive director) of the Company or any Subsidiary on the Award Date;

“Exercise Date” has the meaning given by rule 5.2.2;

“Exercise Period” means, in relation to an Option, the period beginning on the Expected Release Date or, if there is no Holding Period, on the Expected Vesting Date and, in each case, ending on the tenth anniversary of the Award Date (unless the Committee determines a shorter period under rule 2.8.11);

“Exercise Price” means, in relation to an Option, such amount as the Committee may determine on the Award Date, subject to any adjustment in accordance with rule 8, that a Participant must pay to exercise that Option;

“Expected Vesting Date” means the date specified under rule 2.8.6 on which the Award will normally Vest in accordance with the Plan rules;

“Expected Release Date” means the date specified under rule 2.8.7 on which the Award will normally be Released in accordance with the Plan rules;

“Expiry Date” means 25 July 2033, being the tenth anniversary of the date the Plan is approved by the Company’s shareholders;

“Forfeitable Award” means an award of Shares under which the beneficial interest in the Shares is held by the Participant subject to the risk of forfeiture in accordance with the Plan rules;

“Forfeitable Share Agreement” means an agreement entered into between a Participant and the Company, which sets out the terms on which the Shares subject to a Forfeitable Award will be held;

“Group Member” means:

(i)	the Company; and
(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee,

and “Group” will be construed accordingly;

“Holding Period” means a period beginning on the Expected Vesting Date and ending on the Expected Release Date as determined by the Committee in accordance with rule 2.8.7;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003, as amended from time to time;

“London Stock Exchange” means the London Stock Exchange or any successor body;

“Market Value” means, in relation to a Share on any date: (i) for the purposes of rule 5.6 in circumstances where rule 9 applies, the offer price per Share offered to the Company’s shareholders in connection with the relevant corporate event (subject to such adjustments as the Committee may determine); (ii) the closing middle-market quotation (taken from the Daily Official List of the London Stock Exchange) of a Share on the Business Day before the relevant date; or (iii) if the Committee so determines, such middle-market quotation for any other Business Day (or the average of such middle-market quotations for any Business Days) occurring before the relevant date, as the Committee may determine, provided that, where either (ii) or (iii) applies, such Business Days do not fall within any period when Dealing Restrictions apply to the Participant in respect of the Award or the Shares subject to the Award;

“Option” means a right granted under the Plan to acquire Shares for the Exercise Price;

“Original Entitlements Forfeited” means, in relation to a Recruitment Award, any awards or entitlements forfeited by an Eligible Employee as a result of the Eligible Employee leaving the Eligible Employee’s former employer;

“Participant” means a person holding an Award or that person’s personal representatives (or, in relation to rule 6, a person who has held an Award or that person’s personal representatives);

“Performance Conditions” means any performance conditions imposed under rule 2.3.1;

“Performance Period” means the period in respect of which any Performance Conditions are to be satisfied as determined by the Committee in accordance with rule 2.3;

“Plan” means the plan constituted by these rules known as the “Vodafone Global Incentive Plan 2023”, as amended from time to time;

“Pro-Rating Period” means:

i.	in relation to an Award which is not a Recruitment Award, the Vesting Period; and
ii.	in relation to an Award which is a Recruitment Award, the period over which the Original Entitlements Forfeited would have been time pro-rated in accordance with their terms (had they not lapsed) or such other period as the Committee may determine on or before the Award Date;

“Recovery Period” has the meaning given by rule 6.1;

“Recruitment Award” means an Award granted in connection with an Eligible Employee’s recruitment to the Company or one of its Subsidiaries to compensate the Eligible Employee for any Original Entitlements Forfeited;

“Release” means, in relation to an Award that is subject to a Holding Period:

i.	in respect of a Conditional Award, the Participant becoming entitled to receive the Shares subject to that Conditional Award;
ii.	in respect of an Option, the Participant becoming entitled to exercise that Option; or
iii.	in respect of a Forfeitable Award, the Participant’s Shares ceasing to be subject to the terms of the Forfeitable Share Agreement,

in each case to the extent that the Award has Vested, and “Released” will be construed accordingly;

“Release Date” means the date on which an Award is Released;

“Relevant Employee Share Plan” means an employee share plan operated by a Group Member, other than an employee share plan which has been registered with HM Revenue & Customs for the purposes of one of Schedules 2 to 5 to ITEPA;

“Retained Portion” means the percentage of the Shares subject to an Award to be retained following Vesting and specified under rule 2.8.7 and, unless the Committee determines otherwise on or before the grant of an Award, the Retained Portion will be 100 per cent or, where any tax or social security contributions arise on the Vesting or exercise of an Award, the Shares remaining (or that would have remained) after the sale of sufficient Shares to meet such tax or social security contributions;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006;

“Summary Dismissal” means, in relation to a Participant, the cessation of the Participant’s employment with a Group Member in circumstances where that Group Member is entitled to terminate the Participant’s employment contract summarily without payment;

“Treasury Shares” means Shares which are governed by Chapter 6 of Part 18 of the Companies Act 2006;

“Vest” means:

i.

in respect of a Conditional Award, the Participant becoming entitled, subject to the Plan rules and the expiry of any Holding Period (if applicable), to receive the Shares subject to that Conditional Award;

ii.	in respect of an Option, the Participant becoming entitled, subject to the Plan rules and the expiry of any Holding Period (if applicable), to exercise that Option during the Exercise Period; or
iii.

in respect of a Forfeitable Award, the Participant’s Shares ceasing, subject to the Plan rules and the expiry of any Holding Period (if applicable), to be subject to the terms of the Forfeitable Share Agreement;

and “Vesting”, “Vested” and “Unvested” will be construed accordingly;

“Vesting Date” means the date on which an Award Vests; and

“Vesting Period” means the period beginning on the Award Date and ending on the day before the Expected Vesting Date.

References in these rules to any statutory provision are to that provision as amended or re- enacted from time to time (and any regulations made under it), and, unless the context otherwise requires, words in the singular will include the plural and vice versa. The wording “to the extent that” means “if, but only to the extent that”.

2.	Grant of Awards
2.1	Eligibility

The Committee may, subject to any Dealing Restrictions, grant an Award to any Eligible Employee.

2.2	Timing of Award

Awards may not be granted at any time after the Expiry Date. Awards may only be granted:

2.2.1	within 42 days beginning on:
(i)	the date on which the Plan is approved by the Company’s shareholders;
(ii)	the date on which the Company holds an annual general meeting;
(iii)	the Business Day after the day on which the Company’s results are announced for any period;
(iv)	the day on which the Directors’ Remuneration Policy (or any amendment to it) is approved by the Company’s shareholders; or
(v)	to the extent Dealing Restrictions apply at any time during the periods referred to in (i) to (iv) above, the day on which the grant of Awards is no longer prohibited by any Dealing Restrictions; or
2.2.2	on any other day on which the Committee resolves that exceptional circumstances exist which justify the grant of an Award.

2.3	Performance Conditions
2.3.1	When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more performance-related conditions determined by the Committee.
2.3.2	The Committee may amend a Performance Condition either:
(i)	in accordance with its terms; or
(ii)	if anything happens which causes the Committee to consider it appropriate,

provided that the Committee considers that any amended Performance Condition will not be materially less or more challenging to satisfy than the original condition would have been but for the relevant circumstances occurring.

2.3.3	When the Committee grants an Award which is subject to one or more Performance Conditions, the Committee must also determine the Performance Period relating to such Performance Condition.
2.4	Other conditions
2.4.1	The Committee may impose other conditions additional to the Plan rules on the Vesting and/or Release of an Award, provided that they are specified at the Award Date.
2.4.2	The Committee may waive or amend any such condition.
2.5	Award Certificate
2.5.1

Each Participant will receive a certificate (in such form as the Committee may determine) specifying the terms of the Award as soon as reasonably practicable after the Award Date (an “Award Certificate”). The Award Certificate may be the deed referred to in rule 2.8 or any other document or notification determined by the Committee. The Award Certificate may be distributed in hard copy, by email or by any other electronic means. If any Award Certificate is lost or damaged the Company may replace it on such terms as it determines.

2.5.2

Unless the Committee determines otherwise, a Participant must, before a date determined by the Committee and notified to the Participant, agree in writing to be bound by the Plan rules and the terms of the Award Certificate. If the Participant does not do so, the Committee may determine that either:

(i)	the Award lapses; or
(ii)	the Award will not Vest until the Participant does so agree in writing.

2.6	No payment

A Participant is not required to pay for the grant of any Award.

2.7	Administrative errors

If the Committee purports to grant an Award which is inconsistent with rule 3, the Award will be limited and will take effect from the Award Date on a basis determined by the Committee to be consistent with that rule.

2.8	Terms of Awards

Awards must be granted by deed, in such form as the Committee determines. The terms of the Award, as determined by the Committee, must be specified in the deed. These should include:

2.8.1	whether the Award is:
(i)	a Conditional Award;
(ii)	an Option (and if so, its Exercise Price); or
(iii)	a Forfeitable Award,

or a combination of the above;

2.8.2	the number of Shares subject to the Award;
2.8.3	the Award Date;
2.8.4	any Performance Conditions and any Performance Period;
2.8.5	any other condition imposed under rule 2.4;
2.8.6	the Expected Vesting Date;
2.8.7	whether a Holding Period applies and, if it does, the Expected Release Date and the Retained Portion;
2.8.8	if the Award is a Recruitment Award, the Pro-Rating Period;
2.8.9	if the Award is a Recruitment Award and rule 6.1.3 applies, the Recovery Period;
2.8.10	whether and on what basis rule 2.13 applies to the Award;
2.8.11	in the case of an Option, the Exercise Period;
2.8.12	whether the Participant is entitled to receive any cash or Shares under rule 5.5; and

2.8.13

in the case of a Forfeitable Award, whether, in respect of any dividends paid on the Shares subject to that Forfeitable Award before its Vesting Date, if it is not subject to a Holding Period, and its Release Date, if it is subject to a Holding Period, the Participant:

(i)	may retain those dividends;
(ii)	must waive those dividends; or
(iii)	use those dividends to buy additional Shares, in which case the additional Shares will form part of the Shares subject to the Forfeitable Award.
2.9	Terms of agreement

An Eligible Employee who is to be granted a Forfeitable Award must enter into a Forfeitable Share Agreement on or before the Award Date under which the Eligible Employee agrees:

2.9.1

that, where the Plan rules refer to the Award lapsing, the Shares subject to the Forfeitable Award will be forfeit and the Eligible Employee will do all such things and execute all such documents as the Committee may require to effect the transfer of those Shares to the Committee’s order for nil consideration;

2.9.2	that, until the Vesting Date of a Forfeitable Award which is not subject to a Holding Period or the Release Date of a Forfeitable Award which is subject to a Holding Period:
(i)	the Eligible Employee will not assign, transfer or charge the Shares subject to the Forfeitable Award or any interest in them;
(ii)

the Eligible Employee will not, except in relation to any dividends (other than dividends which the Committee determines) paid on the Shares subject to the Forfeitable Award or as otherwise permitted by the Committee, assign, transfer or charge any value which the Eligible Employee receives in respect of the Shares subject to the Forfeitable Award and that such value will itself be treated as forming part of the Shares subject to the Forfeitable Award unless and to the extent that the Committee decides otherwise;

(iii)

if the Committee has so specified, the Eligible Employee will waive any dividends or reinvest any dividends to buy additional Shares which will form part of the Shares subject to the Forfeitable Award; and

(iv)

if the legal interest in the Shares subject to the Forfeitable Award is transferred to the Eligible Employee and the Committee so decides, the Eligible Employee will deposit the share certificates (or other documents of title) relating to the Shares subject to the Forfeitable Award with such person as the Committee may decide.

The Holding Period (if any), the Pro-Rating Period and the full terms of any Performance Conditions and any additional conditions applicable to the Forfeitable Award must be set out in the Forfeitable Share Agreement or otherwise made available to the Eligible Employee.

2.10	Transfer of Shares

The Company must make a Forfeitable Award by transferring, or procuring the transfer of, the beneficial interest and (if the Committee so decides) the legal interest in the Shares subject to the Forfeitable Award to the Eligible Employee on the Award Date. The Committee may retain the share certificates for the Shares subject to a Forfeitable Award, and the Company may enter into such arrangements as it thinks fit in order to enable it to enforce the obligations of the Eligible Employee under the Forfeitable Share Agreement.

2.11	Section 431 elections

Each Participant irrevocably agrees to enter into a joint election in respect of any Shares acquired under an Award under section 431(1) or section 431(2) (as determined by the Committee) of ITEPA, if required to do so by the Committee.

2.12	Awards in tranches

The Committee may grant an Award in any number of tranches, where the terms (as referred to in rule 2.8) of each tranche are different. In these circumstances, the Plan rules will be interpreted as if each tranche was a standalone Award.

2.13	Post-tax holding of Shares

The Committee may determine on or before the grant of an Award that is not to be subject to a Holding Period that, except in the case of the Participant’s death, a Participant may not, without the prior consent of the Committee (and subject to such conditions as the Committee may impose), transfer, assign, charge or otherwise dispose of any Shares in respect of which the Award has Vested or any rights in respect of them until such date as the Committee determines. This rule 2.13 will apply whether or not a Participant ceases (or has ceased) to be employed by any Group Member (unless the Committee, in its absolute discretion, determines otherwise). In order to facilitate the operation of this rule 2.13 the Committee may require that any Shares to which this rule 2.13 applies will be held by a nominee selected by the Committee, on such terms as the Committee may determine, on behalf of the Participant.

3.	Limits
3.1	Dilution limits

The number of Shares over which the Committee may grant Awards on any date will be limited so that it does not exceed the limits specified in this rule 3. The limits specified in this rule 3 only apply to Awards which are to be satisfied (directly or indirectly) by the issue of new Shares or the transfer of Treasury Shares.

3.2	5% and 10% in ten years

The limits are:

3.2.1	the number of Shares representing ten per cent. of the Company’s equity share capital on the Award Date less the aggregate of:
(i)	the number of Shares allocated in respect of awards granted within the previous ten years under any employee share scheme;
(ii)	the number of Shares remaining to be allocated in respect of awards granted on the same date or within the previous ten years under any employee share scheme; and
(iii)	the number of Shares allocated on the same date or within the previous ten years under any employee share scheme otherwise than in respect of an award; and
3.2.2	the number of Shares representing five per cent. of the Company’s equity share capital on the Award Date less the aggregate of:
(i)	the number of Shares allocated in respect of awards granted within the previous ten years under any executive share scheme;
(ii)	the number of Shares remaining to be allocated in respect of awards granted on the same date or within the previous ten years under any executive share scheme; and
(iii)	the number of Shares allocated on the same date or within the previous ten years under any executive share scheme otherwise than in respect of an award.
3.3	Interpretation

For the purposes of this rule 3:

3.3.1	“allocate” means the issue of new Shares or the transfer of Treasury Shares in satisfaction (directly or indirectly) of a person’s right under an award;
3.3.2	an “award” means any right to acquire or receive Shares whether conditional or unconditional and whether or not for payment;
3.3.3	an “employee share scheme” means any employees’ share scheme (with the meaning given by section 1166 of the Companies Act 2006) for Eligible Employees which has been adopted by the Company;
3.3.4	“equity share capital” has the meaning given by section 548 of the Companies Act 2006;
3.3.5	an “executive share scheme” means any employees’ share scheme (with the meaning given by section 1166 of the Companies Act 2006) which has been adopted by the Company for Eligible Employees chosen at the discretion of the body administering the scheme;

3.3.6

no account will be taken of Shares acquired by an employee or former employee (or the personal representatives of such a person) where the Shares are acquired for a price equal to their market value at or about the date of acquisition and the cost of those Shares is borne by (or by the estate of) the employee or former employee;

3.3.7	no account will be taken of awards which are relinquished or lapse;
3.3.8

subject to rule 3.3.9, no account will be taken of an award if and to the extent to which the Committee considers that it will be satisfied by the transfer of existing Shares other than Treasury Shares or cash;

3.3.9

any Shares allocated or remaining to be allocated to the trustee of any trust established by a Group Member which were used or which are to be used to satisfy awards granted under an employee share scheme must be treated as having been allocated or as remaining to be allocated in respect of those awards unless the Shares were acquired by the trustee pursuant to a rights issue or other opportunity offered to the trustee in respect of Shares;

3.3.10	account will only be taken of Treasury Shares for so long as this is required under institutional shareholder guidelines; and
3.3.11

where an award was granted in consideration of the release by an individual holding an award previously granted to that individual under an employee share scheme, then the earlier award will be ignored and the later award will be deemed to have been granted at the same time as the earlier award.

3.4	Multiple related awards

Where an individual is granted two awards on terms that the exercise, vesting or release of one will automatically result in a reduction to the extent to which the other may be exercised, vest or be released and vice versa, then for the purposes of this rule 3 it will only be necessary to take into account that number of Shares which could be acquired in respect of those awards having regard to those terms.

3.5	Adjustments for variation of share capital

The Committee may adjust the limits specified in rule 3.2 in the event of a variation of the equity share capital of the Company.

3.6	Individual limit

The Committee must not grant an Award (other than a Recruitment Award) which would cause the aggregate Market Value of:

3.6.1	the Shares subject to that Award; and

3.6.2	the Shares which the relevant Participant may acquire pursuant to any other Award (other than a Recruitment Award) in respect of the same financial year of the Company,

to exceed 500 per cent. (or such higher percentage as is stipulated in the Directors’ Remuneration Policy from time to time as the maximum level of long-term incentive award that may be granted to an executive director of the Company in respect of a financial year) of that Participant’s then prevailing base salary before any deductions for salary sacrifice.

4.	Vesting and Release of Awards
4.1	Timing of Vesting and Release
4.1.1	Subject to rules 7 and 9 an Award will Vest on the latest of the following:
(i)	the date on which the Committee makes its determination under rule 4.3 of the extent to which the Award will Vest;
(ii)	the Expected Vesting Date;
(iii)

the date on which the Committee determines that any investigation ongoing on the Expected Vesting Date into the conduct or actions of any Participant or any Group Member in connection with the Award has been completed and that it does not wish to undertake any action specified in rule 6 in respect of the outcome of such investigation;

(iv)

in relation to a Conditional Award or Forfeitable Award which is not subject to a Holding Period, the Participant having entered into such arrangements as the Committee considers necessary to meet the Participant’s liability to any taxation, duties, social security contributions or other amounts in respect of that Conditional Award or Forfeitable Award; and

(v)	the date on which any Dealing Restrictions which would prevent dealing by the Participant in the Shares subject to the Award on the dates specified above cease to apply.
4.1.2	Subject to rules 7 and 9, an Award that is subject to a Holding Period will be Released, to the extent the Award has Vested, on the latest of the following:
(i)	the Expected Release Date;
(ii)

the date on which the Committee determines that any investigation ongoing on the Expected Release Date into the conduct or actions of any Participant or any Group Member in connection with the Award has been completed and that it does not wish to undertake any action specified in rule 6 in respect of such investigation;

(iii)

in relation to a Conditional Award or Forfeitable Award which is subject to a Holding Period, the Participant having entered into such arrangements as the Committee considers necessary to meet the Participant’s liability to any taxation, duties, social security contributions or other amounts in respect of that Conditional Award or Forfeitable Award; and

(iv)	the date on which any Dealing Restrictions which would prevent dealing by the Participant in the Shares subject to the Award on the dates specified above cease to apply.
4.2	Determination of Performance Conditions and other conditions
4.2.1

Subject to rule 4.2.2 below, as soon as reasonably practicable (in the case of any Performance Conditions, after the end of the relevant Performance Period), the Committee will determine whether and to what extent any Performance Conditions and any other conditions imposed under rule 2.4 have been satisfied.

4.2.2	Where the Award Vests under rule 7 and 9, the Committee will have the absolute discretion to determine the extent to which the Performance Conditions have been satisfied either:
(i)

up to the date the Participant ceases to be an employee of the Group (where rule 7 applies) or the date on which the relevant corporate event occurs (where rule 9 applies), measured against the most recent information available or information to become shortly available to the Committee at that time, as determined by the Committee; or

(ii)	over the full Performance Period(s), having regard to actual or projected performance.
4.3	Extent of Vesting
4.3.1	The Committee will, in its discretion, determine the extent to which an Award will Vest, taking into account:
(i)	the extent to which any Performance Conditions and any other conditions imposed under rule 2.4 have been satisfied;
(ii)	the underlying performance of the Company and the Participant;
(iii)	such other factors as the Committee may, in its absolute discretion, consider relevant; and
(iv)

if an Award is Vesting under rule 7 and 9, unless the Committee determines otherwise, the proportion of the Pro-Rating Period that has elapsed on the date the Participant ceases to be an employee of the Group (where rule 7 applies) or the date on which the relevant corporate event occurs (where rule 9 applies).

4.3.2

If an Award Vests under rule 7.3 or 9 after the Participant has ceased to be an employee of the Group in accordance with rule 7.2 the factors specified in rules 4.3.1(i) and 4.3.1(iv) will, unless the Committee determines otherwise, be assessed by reference to the period ending on the date the Participant has ceased to be an employee of the Group.

4.3.3	To the extent the Committee determines in accordance with rule 4.3.1 that an Award will not Vest, it will lapse immediately.
4.3.4	If an Award lapses under any provision of the Plan it cannot subsequently Vest or be Released and a Participant has no rights in respect of it.
5.	Consequences of Vesting and Release of Awards
5.1	Conditional Awards or Forfeitable Awards

Subject to rules 5.7 and 12.8 and any Dealing Restrictions, the Company will, within 30 days of the Vesting Date of a Conditional Award or a Forfeitable Award (or, if a Holding Period applies, its Release Date), arrange for the transfer (including a transfer out of treasury) or the issue to or to the order of the Participant of the number of Shares in respect of which the Award has Vested, unless, in the case of a Forfeitable Award, the relevant number of Shares have already been issued or transferred to the Participant.

5.2	Options
5.2.1

A Participant may, subject to any Dealing Restrictions, exercise an Option at any time during the Exercise Period (or, where rule 7 or 9 applies, any exercise period provided for under those rules) by:

(i)	giving notice in the prescribed form to the Company or any person nominated by the Committee;
(ii)	enclosing the relevant Award Certificate (if required by the Committee); and
(iii)	paying to the Company the Exercise Price for each Share in respect of which the Option is exercised (or giving an undertaking in a form acceptable to the Committee to make that payment).
5.2.2

Unless the Committee decides otherwise, the “Exercise Date” will be the date of receipt by the Company or its duly appointed agent of the notice (and, if relevant, the Award Certificate, payment and/or undertaking) referred to in rule 5.2.1. However, if an option exercise notice is delivered at a time when any Dealing Restrictions would prohibit the exercise of Options by the Participant, the Exercise Date will be the first Business Day when such Dealing Restrictions cease to apply.

5.2.3	Subject to rules 5.7 and 12.8 and any Dealing Restrictions, the Company will, within 30 days of the Exercise Date, arrange for the transfer (including a transfer out of treasury) or the issue to or to the order of the Participant of the number of Shares in respect of which the Option has been exercised.

5.3	Lapse of Options

An Option will lapse to the extent that it has not been exercised at the end of the Exercise Period, unless it lapses earlier in accordance with the Plan rules. However, the Committee may permit a Participant to exercise Options within any period it determines that is longer than the periods permitted for exercise specified in the Plan rules.

5.4	Rights

Shares issued or transferred on the exercise of an Option or the Vesting or Release of a Conditional Award or the issue or transfer of Shares subject to a Forfeitable Award will rank equally in all respects with the Shares in issue at the point of issue or transfer, except as specified in the Plan rules and, in the case of a Forfeitable Award, the relevant Forfeitable Share Agreement. They will not rank for any rights attaching to Shares by reference to a record date before the date of issue or transfer. Where Shares are transferred (including a transfer out of treasury) on the exercise of an Option or the Vesting or Release of a Conditional Award, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to any such rights before that date, subject to rule 5.5.

5.5	Dividend Equivalent
5.5.1

Unless the Committee determines otherwise, an Award will include the right to receive, subject to rule 5.7, an amount (a “Dividend Equivalent”) equal in value to the dividends which would have been payable on the number of Shares in respect of which an Award Vests in relation to dividends the record dates for which fall during the period beginning on the Award Date and ending on:

(i)	the Release Date; or
(ii)	if there is no Holding Period, the Vesting Date.
5.5.2

The amount of any Dividend Equivalent will be paid in cash unless the Committee decides it will be paid (in full or in part) in Shares. Any Dividend Equivalent will be paid to any relevant Participant as soon as reasonably practicable after the delivery of Shares under rule 5.1 or rule 5.2 (or, if applicable, the payment of a cash amount under rule 5.6).

5.5.3	The Committee may determine that the Dividend Equivalent will assume the re- investment of such notional dividends on the Shares subject to an Award on such basis as the Committee determines.
5.5.4	The Committee may at any time decide to disapply this rule 5.5 in relation to all or part of a special dividend or dividend in specie which may otherwise be covered by this rule 5.5.

5.6	Alternative ways to satisfy Awards
5.6.1	The Committee may determine to satisfy all or part of a Conditional Award or Option by either:
(i)	paying a cash amount; or
(ii)	in the case of an Option with an Exercise Price of more than zero, procuring that a number of Shares are transferred to the Participant for nil consideration,

in either case, subject to rule 5.7.

5.6.2

For a Conditional Award, the cash amount must be equal to the Market Value of the relevant Shares on its Release Date or, if the Award is not subject to a Holding Period, its Vesting Date. For an Option, the cash amount or the number of Shares transferred in accordance with rule 5.6.1(ii) must have a value equal to the Market Value of the relevant Shares subject to the Option on the Exercise Date less any Exercise Price applicable to the Option in respect of those Shares.

5.6.3	The Company may determine on the Award Date or at any time subsequently that Awards will be satisfied in cash.
5.7	Withholding
5.7.1

Any current or former Group Member or the trustee of any employee benefit trust established by such current or former Group Member may (to the extent permitted by law) make such arrangements as it considers necessary to meet any liability to taxation, duties, social security contributions or other amounts in respect of an Award or otherwise in connection with a person’s participation in the Plan, whether the liability is a liability of, or is payable by, the Participant, a current or former Group Member or the trustee of any such trust. These arrangements may include a reduction in the number of Shares subject to an Award and/or the exercise of an Option on behalf of the Participant and/or the sale on behalf of the Participant of any of the Shares to which the Participant is entitled under the Plan and the retention of the sale proceeds to meet the liability. References to social security contributions include anything which, in the Committee’s opinion, is reasonably comparable to social security contributions.

5.7.2

The Participant authorises the Company to sell on the Participant’s behalf sufficient Shares subject to the Award to discharge any liability to taxation, duties or social security contributions arising in connection with that Award that any current or former Group Member is required to withhold and any related costs associated with that sale. In facilitating such a sale, the Company may appoint a broker of its choosing.

6.	Recovery of Awards
6.1	Length of Recovery Period

6.1.1The period during which the Committee may undertake any of the actions specified in rules 6.3, 6.4 and 6.5 (the “Recovery Period”) will, subject to rule 6.1.2and 6.1.3, be the period of five years beginning on the Award Date.

6.1.2

If an investigation into the conduct or actions of any Participant or any Group Member has started before, but has not been completed by, the end of the Recovery Period, the Committee may, in its absolute discretion, determine that the provisions of rules 6.3, 6.4 and 6.5 may be applied to an Award until such later date as the Committee may determine to allow that investigation to be completed and for the Committee to consider its findings and determine whether it wishes to undertake any action specified in rules 6.3, 6.4 and 6.5.

6.1.3	The Committee may in connection with a Recruitment Award specify in the deed referred to in rule 2.8 that an alternative Recovery Period will apply to that Recruitment Award.
6.2	Recovery triggers
6.2.1

Notwithstanding any other rule of the Plan, if at any time after the Award Date, or where the Award is subject to a Performance Condition, the start of the relevant Performance Period but in either case before the end of the Recovery Period, there are, in the opinion of the Committee, exceptional circumstances, the Committee may, on such basis as it considers in its absolute discretion to be fair, reasonable and proportionate, undertake any of the actions specified in rules 6.3, 6.4 and 6.5. Such exceptional circumstances include (without limitation):

(i)	a material misstatement in the published results of the Group or any Group Member;
(ii)	an error in assessing any applicable Performance Conditions or the number of Shares subject to an Award;
(iii)	the assessment of any applicable Performance Conditions and/or the number of Shares subject to an Award being based on inaccurate or misleading information;
(iv)	gross misconduct on the part of the Participant concerned;
(v)

a breach by the Participant of any restrictive, confidentiality, or non- disparagement covenants or other similar undertakings, whether contained in the Participant’s employment contract and/or settlement agreement and/or any other agreement between the Participant and a Group Member;

(vi)	where, as a result of an appropriate review of accountability, the Committee determines that the Participant has caused wholly or in part a material financial loss for the Group as a result of:
(a)	reckless, negligent or wilful actions or omissions; or
(b)	inappropriate values or behaviour;
(vii)

where a Group Member is censured by a regulatory body or suffers, in the Committee’s opinion, a significant detrimental impact on its reputation, provided that the Committee determines that, following an appropriate review of accountability, the Participant was responsible for, or had management oversight over, the actions, omissions or behaviour that gave rise to that censure or detrimental impact; or

(viii)

where the Company or entities representing a material proportion of the Group becomes insolvent or otherwise suffers a corporate failure so that ordinary shares in the Company cease to have material value, provided that the Committee determines, following an appropriate review of accountability, that the Participant should be held responsible (in whole or in part) for that insolvency or failure.

6.2.2	References to Group Members include references to former Group Members.
6.3	Malus
6.3.1	The Committee may, in its absolute discretion, at any time during the Recovery Period:
(i)	cancel, or reduce the number of Shares subject to, an Award; and/or
(ii)	impose additional conditions on an Award.
6.3.2	If an Award is cancelled or reduced in accordance with rule 6.3.1 that Award will be treated (to the relevant extent) as having lapsed.
6.3.3	The Company must notify the Participant as soon as reasonably practicable after the Committee has taken any action in accordance with rule 6.3.1.
6.4	Clawback
6.4.1

The Committee may, in its absolute discretion, at any time during the Recovery Period require the Participant to transfer to the Company (or the trustee of any employee benefit trust, if required by the Company):

(i)	all or some of the Shares acquired under the Award; or
(ii)	a cash payment in respect of all or some of the Shares acquired under the Award.

6.4.2

In determining the number of Shares to be transferred and/or the cash payment to be made in accordance with rule 6.4.1, the Committee will take into account the amount of tax and social security contributions actually paid (or due to be paid) by the Participant in respect of the acquisition of the relevant Shares under the Award and whether, in its opinion, the Participant can claim relief from any such tax and social security contributions.

6.5	Recovery mechanisms
6.5.1	In place of requiring the Participant to take the action referred to in rule 6.4, the Committee may, in its absolute discretion, during the Recovery Period:
(i)	reduce the amount of any future payments in connection with the Plan or under any discretionary bonus plans or other incentive arrangements operated by a Group Member;
(ii)

reduce the number of Shares that would become available to the relevant Participant upon the vesting or exercise of any unvested share award granted under any Relevant Employee Share Plan and held by the relevant Participant; and/or

(iii)	reduce the number of Shares over which a vested but unexercised share award granted under any Relevant Employee Share Plan and held by the relevant Participant may be exercised,

on such basis that the Committee considers in its absolute discretion to be fair, reasonable and proportionate.

6.5.2

The Committee may take any action referred to in rule 6.3 to give effect to the operation of any withholding or recovery provisions similar to this rule 6 in any Relevant Employee Share Plan, discretionary bonus plan or other incentive arrangement operated by a Group Member.

6.6	Additional requirements

The Committee may from time to time before the Award Date of an Award adopt rules, practices or policies relating to the withholding and/or recovery of value in respect of the Award, which are additional to the terms of rules 6.1 to 6.5, that may apply to that Award.

7.	Leaving the Group
7.1	General rule on leaving employment
7.1.1	Unvested Awards will lapse (to the maximum extent permitted by law) on the date the Participant ceases to be an employee of the Group unless rule 7.2 or 7.3 applies.
7.1.2	If a Participant ceases to be an employee of the Group during any Holding Period applicable to a Vested Award for any reason other than Summary

Dismissal, it will, subject to rules 7.1.3, 7.2.7, 7.3 and 9, be Released on the date as determined in accordance with rule 4.1.2. Any Awards structured as Options may, subject to rule 9, be exercised for a period of 12 months beginning on the Expected Release Date, after which time they will lapse.

7.1.3

If a Participant ceases to be an employee of the Group during any Holding Period applicable to a Vested Award for any reason other than Summary Dismissal, the Committee may determine that it will, subject to rule 9, be Released on the date of the Participant’s cessation of employment (or such other date before the Expected Release Date as the Committee may determine). Any Awards structured as Options may, subject to rule 9, be exercised for a period of 12 months beginning on the date of the Participant’s cessation of employment (or such other date before the Expected Release Date as the Committee may determine), after which time they will lapse.

7.1.4

If a Participant ceases to be an employee of the Group, for any reason other than Summary Dismissal, holding Vested Options which are not or are no longer subject to a Holding Period, they may, subject to rules 7.2.7 and 9, be exercised for a period of 12 months beginning on the date of the Participant’s cessation of employment, after which time they will lapse.

7.1.5	If a Participant ceases to be an employee of the Group because of Summary Dismissal, all the Participant’s Awards (whether Vested or not) lapse (to the maximum extent permitted by law).
7.2	Exceptions to general rule - Unvested Awards
7.2.1

Rules 7.2.2(ii) to 7.2.2(v) (inclusive) will only apply in respect of an Award if the Participant is an employee of the Group on the date 5 months and 1 day following the end of the calendar month in which the Award was granted.

7.2.2	If a Participant ceases to be an employee of the Group because of:
(i)	ill-health, injury or disability, in each case evidenced to the satisfaction of the Committee;
(ii)	the Participant’s employing company ceasing to be under the Control of the Company;
(iii)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Group Member;
(iv)	retirement with the agreement of the Company or the Participant’s employing company;
(v)	redundancy (within the meaning given by section 139 of the Employment Rights Act 1996), provided that the Participant holds no Awards subject to Performance Conditions; or

(vi)	any other reason, at the discretion of the Committee,

then an Unvested Award will, subject to rules 7.2.3, 7.2.7 and 9, Vest on the date determined in accordance with rule 4.1 to the extent determined in accordance with rule 4.3.

7.2.3	If:
(i)	a Participant ceases to be an employee of the Group for one of the reasons specified in rules 7.2.2(i); or
(ii)	a Participant ceases to be an employee of the Group in such circumstances referred to in 7.2.2(ii) to (vi) and the Committee so determines in its absolute discretion,

an Unvested Award will Vest on the date of the Participant’s cessation of employment (or such other date before the Expected Vesting Date as the Committee may determine) to the extent determined in accordance with rule 4.3.

7.2.4

Where the determination as to whether a Participant has ceased to be an employee for one of the reasons specified in rules 7.2.2(i) to 7.2.2(vi) depends on a decision of the Committee, it may, in its absolute discretion, delay or revisit such decision until the Vesting Date as determined in accordance with rule 4.1 and base its decision on all relevant circumstances (including, without limitation, the achievement of any applicable Performance Conditions over the relevant Performance Period(s), whether the Participant has complied with any applicable restrictive covenants and/or, if the Participant retired from the Group, whether the Participant has remained in retirement).

7.2.5	Where this rule 7.2 applies, the relevant Award will remain subject to any Holding Period after it Vests, unless the Committee, in its absolute discretion, determines otherwise.
7.2.6	Awards structured as Options may then (to the extent Vested and, subject to rule 9, be exercised for a period of 12 months beginning on:
(i)	if the Award is subject to a Holding Period, the Release Date as determined in accordance with rule 7.2.1 (or such other date as the Committee may determine in accordance with rule 7.2.5); and
(ii)

if the Award is not subject to a Holding Period, the Vesting Date determined in accordance with rule 7.2.1, unless rule 7.2.3 applies, when the 12 month period will begin on the date determined by the Committee in accordance with that rule, after which time, they will lapse.

7.2.7	If a Participant ceases to be an employee of the Group for one of the reasons specified in rules 7.2.2(ii) or 7.2.2(iii), the Committee may determine that:

(i)	an Unvested Award will not Vest under rule 7.2.2;
(ii)	a Vested Award subject to a Holding Period will not be Released under rule 7.1.2; and
(iii)	a Vested Option will not lapse under rule 7.1.4

but will be automatically exchanged under rule 10.

7.3	Death
7.3.1	Subject to rule 7.3.2, if a Participant dies:
(i)	an Unvested Award will Vest on the date of the Participant’s death to the extent determined in accordance with rule 4.3;
(ii)	a Vested Award subject to a Holding Period will be Released on the date of the Participant’s death; and
(iii)

any Awards structured as Options may then (to the extent Vested and subject to rule 9) be exercised for a period of 12 months beginning on the date of the Participant’s death, after which time they will lapse.

7.3.2

Alternatively, the Committee may, in its absolute discretion, determine that an Unvested Award will Vest, subject to rule 9, on the date determined in accordance with rule 4.1 (and a Vested Award subject to a Holding Period will, subject to rule 9, be Released on the Expected Release Date), in which case the provisions in rule 7.2 will apply mutatis mutandis, except that Unvested Awards will not be subject to a Holding Period (unless the Committee, in its absolute discretion, determines otherwise).

7.4	Meaning of “ceasing to be an employee of the Group”
7.4.1

For the purposes of rule 4 and this rule 7, a Participant will not, subject to the rest of this rule, be treated as ceasing to be an employee of the Group until the Participant ceases to be an employee of any Group Member and does not recommence employment with a Group Member within 7 days.

7.4.2	The Committee may determine that a Participant will be treated as ceasing to be an employee of the Group on the date that the Participant gives or receives notice of termination of employment.
7.4.3

If a Participant ceases to be an employee of the Group but remains a director of a Group Member, the Committee may determine that, for the purposes of this rule 7.4, that Participant continues to be an employee of the Group until that Participant also ceases to be a director of that Group Member.

7.4.4	If:

(i)	the Company ceases to hold (directly or indirectly) at least 75% of the shares of the Group Member that employs the Participant; or
(ii)	the business that employs the Participant is transferred to a Group Member, where the Company does not hold (directly or indirectly) at least 75% of the shares in that Group Member,

the Committee may determine that, for the purposes of this rule 7.4, that Participant ceases to be an employee of the Group on the date that the event referred to in rule 7.4.4(i) or (ii) takes place.

8.	Adjustment of Awards
8.1	Power to adjust

If there is:

8.1.1	a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
8.1.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the Corporation Tax Act 2010;
8.1.3	a special dividend or distribution; or
8.1.4	any other transaction which will, in the Committee’s opinion, materially affect the value of Shares,

the Committee may adjust the number or class of Shares subject to, and the Exercise Price of, an Award as it considers appropriate.

8.2	Notice

The Company will notify Participants of any adjustment made under this rule 8 as soon as reasonably practicable thereafter.

9.	Takeovers and corporate events
9.1	Takeovers

Subject to rule 9.3, where:

9.1.1	a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares;
9.1.2	a person (or a group of persons acting in concert) having obtained Control of the Company makes an offer to acquire all the Shares that person does not already own; or
9.1.3	a court sanctions a compromise or arrangement pursuant to section 899 of the Companies Act 2006 in connection with the acquisition of Shares,

then:

(i)	an Unvested Award will Vest to the extent determined in accordance with rule 4.3; and
(ii)	a Vested Award subject to a Holding Period will be Released,

on the Effective Date.

9.1.4	For the purposes of this rule 9 the “Effective Date” will be:
(i)	where rule 9.1.1 or 9.1.2 applies, the offer becoming unconditional in all respects; and
(ii)	where rule 9.1.3 applies, the date that such compromise or arrangement comes into effect unless the Committee determines that an alternative date should apply.

9.1.5

Any Award structured as an Option (whether it Vested or was Released under this rule 9.1 or otherwise) may be exercised for a period of one month beginning on the Effective Date, after which time it will lapse.

9.2	Winding-up, demergers or other corporate events

If a resolution is passed or an order is made for the winding-up of the Company or the Committee becomes aware that the Company is or is expected to be affected by:

9.2.1	a variation of the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;
9.2.2	a demerger (in whatever form) or exempt distribution by virtue of section 1075 of the Corporation Tax Act 2010;
9.2.3	a special dividend or distribution; or
9.2.4	any other transaction, which, in the Committee’s opinion, would materially affect the value of Shares,

the Committee may determine:

(i)	that an Unvested Award will Vest to the extent determined in accordance with rule 4.3;
(ii)	that a Vested Award subject to a Holding Period will be Released; and/or
(iii)	the period of time during which an Option may be exercised, after which time it will, unless the Committee determines otherwise, lapse.

9.3	Exchange

In the event that:

9.3.1

a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in rule 9.1.1 or a compromise or arrangement referred to in rule 9.1.3 or an event described in 9.1.2 occurs; and

9.3.2	either:
(i)	substantially all the shares in the Acquiring Company are expected to be held by the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company; or
(ii)	the Committee determines that Awards should be automatically exchanged,

then the Committee, with the consent of the Acquiring Company, may determine that:

a)	an Unvested Award will not Vest under rule 9.1.3(i);
b)	a Vested Award subject to a Holding Period will not be Released under rule 9.1.3(ii); and
c)	a Vested Option will not lapse under rule 9.1.5

but will be automatically exchanged under rule 10.

9.4	Committee

In this rule 9, “Committee” means, after the Effective Date, those people who were members of the Committee immediately before the Effective Date or such of those people, numbering no less than two, who may be available.

10.	Exchange of Awards
10.1	Timing of exchange

Where an Award is to be exchanged under rule 7.2.7 or 9.3 the exchange will take place as soon as reasonably practicable after the relevant event.

10.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:

10.2.1	must confer a right to acquire shares in the company that employs the Participant or another body corporate associated with that employing company;
10.2.2	must be, so far as practicable in the Committee’s opinion, equivalent to the existing Award;

10.2.3	is treated as having been acquired at the same time as the existing Award and Vests and, if applicable, is Released in the same manner and at the same time;
10.2.4	must be subject to any conditions (including malus and clawback) which are, so far as practicable in the Committee’s opinion, equivalent to any conditions applying to the existing Award; and
10.2.5

is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the company over whose shares the new award is granted under rule 10.2.1.

11.	Employee rights
11.1	Scope

For the purposes of this rule 11, “Employee” means any employee of a Group Member. This rule 11 applies during an Employee’s employment and after the cessation of an Employee’s employment, whether or not such cessation is lawful.

11.2	Awards separate from employment contract

Nothing in the Plan rules or the operation of the Plan forms part of the Employee’s contract of employment. The rights and obligations arising from the employment relationship between the Employee and the Employee’s employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

11.3	Employee rights

No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

11.4	Exercise of discretion

The terms of the Plan do not entitle the Employee to the exercise of any discretion in the Employee’s favour.

11.5	Rights to compensation

No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

11.5.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);
11.5.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

11.5.3	the operation, suspension, termination or amendment of the Plan.
11.6	Plan participation

Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the Plan rules, including this rule 11.6. By participating in the Plan, an Employee waives all rights under or in connection with the Plan, other than the right to acquire Shares subject to and in accordance with the express terms of the Plan and any Performance Conditions or other conditions applicable to their Award, in consideration for, and as a condition of, the grant of an Award under the Plan.

11.7	Third party rights

Nothing in the Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan or any condition applicable to an Employee’s Award. This does not affect any other right or remedy of a third party which may exist.

12.	General
12.1	Rights

Except as specified in the Forfeitable Share Agreement applicable to a Forfeitable Award, a Participant will not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Participant has received the underlying Shares as a result of the Vesting or Release of a Conditional Award or the exercise of an Option or, in the case of a Forfeitable Award, the Participant has been notified that the Shares subject to that Forfeitable Award are no longer subject to the Forfeitable Share Agreement.

12.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If the Participant does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 12.2 does not apply to the transmission of an Award on the death of a Participant to the Participant’s personal representatives.

12.3	Not pensionable

None of the benefits received under the Plan is pensionable.

12.4	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final, conclusive and binding on all persons.

12.5	Documents sent to shareholders

The Company may (but is not obliged to) send to Participants copies of any documents or notices normally sent to the holders of its Shares.

12.6	Regulations

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules and with applicable law. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan.

12.7	Data protection
12.7.1

During the Participant’s participation in the Plan, the Company will have access to and process, or authorise the processing of, personal data (as defined in the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 in such form as incorporated into the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended) and any regulations thereunder and/or any implementing legislation (together, the “Data Protection Laws”)) held and controlled by any Group Member and relating to employees or customers of any Group Member, or other individuals. Each Group Member will comply with the terms of the Data Protection Laws, and the Company’s data protection policies issued from time to time, in relation to such data.

12.7.2

Any Group Member and its employees and agents may from time to time hold, process and disclose Participants’ personal data in accordance with the terms of the Company’s employee privacy notice and data protection policy in force from time to time.

12.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements the Participant needs to fulfil in order to obtain or avoid the necessity for any such consent.

12.9	Listing

If and so long as the Shares are traded on the London Stock Exchange, the Company will apply for listing of any Shares issued under the Plan as soon as reasonably practicable.

12.10	Enforceability of provisions

By accepting an Award, the Participant agrees that:

12.10.1	the Plan rules (and in particular rule 6) are fair and reasonable for the protection of the Company’s interests;
12.10.2

if it should be found that any Plan rule is void as a result of going beyond what is fair and reasonable in all the circumstances, and if by deleting or amending part of the wording of that rule it would not be void, the rule will apply with such deletion and/or amendment as may be necessary to make it valid and enforceable; and

12.10.3	all other Plan rules will remain in full force and effect.
12.11	Notices
12.11.1	Except where otherwise specified in the Plan rules, any notice or communication to be given to any person who is or has been or will be eligible to be a Participant may be:
(i)	delivered by electronic mail and it will be deemed to have been received upon electronic confirmation of such delivery; or
(ii)

personally delivered or sent by ordinary post to their last known address and where a notice or communication is sent by post it will be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.

Share certificates and other communications sent by post will be sent at the risk of the recipient concerned and no Group Member will have any liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

12.11.2

Any notice to be given to any Group Member or the trustee of any trust established by a Group Member will be delivered or sent to the Company at its registered office, marked for the attention of the Company Secretary, and will be effective upon receipt. The Committee may make other arrangements to receive notices.

13.	Amending the Plan
13.1	Committee’s powers

Subject to the rest of this rule 13, the Committee may at any time amend the Plan and the terms of any Award in any way.

13.2	Shareholder approval
13.2.1

Subject to rules 13.2.2 and 13.2.3, the Company’s shareholders must approve in advance by ordinary resolution any proposed amendment to the Plan or an Award to the advantage of present or future Participants, which relates to the following:

(i)	the persons to or for whom Shares or cash may be provided under the Plan;
(ii)	the limits on the number of Shares which may be issued or transferred from treasury under the Plan;
(iii)	the maximum entitlement for any Participant;
(iv)	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan;

(v)

the rights of a Participant in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of the equity share capital of the Company; or

(vi)	the terms of this rule 13.2.
13.2.2	The Committee may amend the Plan or the terms of any Award and need not obtain the approval of the Company’s shareholders for any minor changes:
(i)	to benefit the administration of the Plan;
(ii)	to comply with or take account of the provisions of any proposed or existing legislation; or
(iii)	to obtain or maintain favourable tax, exchange control or regulatory treatment of any Group Member or any present or future Participant.
13.2.3

The Committee need not obtain the approval of the Company’s shareholders for any amendment to the Performance Conditions or other conditions imposed under rule 2.4 as permitted by rules 2.3 and 2.4 or the terms of any such Performance Condition or other condition.

13.3	Participant consent

If the Committee proposes an amendment to the Plan rules or the terms of any Award (other than a permitted amendment to the Performance Conditions or other conditions imposed under rule 2.4) which would be to the material disadvantage of Participants in respect of subsisting rights under the Plan, then:

13.3.1	the Committee will invite each so disadvantaged Participant to indicate whether or not they approve the amendment; and
13.3.2

such amendment will only take effect if the majority (assessed by reference to the size of affected Awards) of the Participants who respond to an invitation made in accordance with rule 13.3.1 consent to the amendment.

13.4	Notice

The Committee may (but is not obliged to) give written notice of any amendments made to any Participant affected.

14.	Governing law and jurisdiction

English law governs the Plan and all Awards and their construction. The courts of England and Wales will have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

Schedule 1

Rules of the Vodafone Company Share Option Plan 2023

1.	Definitions and purpose
1.1	Introduction

This Schedule 1 to the Vodafone Global Incentive Plan 2023 (the “Plan”) sets out the rules of the Vodafone Company Share Option Plan 2023 (the “CSOP”). The rules of the Plan, as amended from time to time, will, with the following modifications set out in this Schedule 1, form the rules of the CSOP.

1.2	Purpose

The CSOP is intended to qualify as a Schedule 4 CSOP. The purpose of the CSOP is to provide, in accordance with Schedule 4, benefits for employees and directors in the form of share options and the CSOP must not provide benefits to employees or directors otherwise than in accordance with Schedule 4.

1.3	Additional definitions

In the CSOP:

“Associated Company” means an associated company (within the meaning given by paragraph 35 of Schedule 4) of the Company;

“Associate” has the meaning given by paragraph 12 of Schedule 4;

“Close Company” has the meaning given by section 439 of the Corporation Tax Act 2010;

“Controlling Company” has the meaning given by paragraph (b) or (c) of paragraph 16 of Schedule 4;

“CSOP Option” means a right to acquire Shares granted under the CSOP;

“Eligible Employee” means an individual who is:

(i)	an employee (other than a director) of a Participating Company; or
(ii)	a director (other than a non-executive director) of a Participating Company who is contracted to work at least 25 hours per week for the Group (excluding meal breaks)

who, in either case, does not have, and has not had during the preceding 12 months, and does not have an Associate who has or has had during the preceding 12 months, a Material Interest in a Close Company which is the Company or a company which has Control of the Company or a member of a consortium which owns the Company;

“Material Interest” has the meaning given by paragraph 10 of Schedule 4;

“Non-UK Company Reorganisation Arrangement” has the meaning given by paragraph 35ZA of Schedule 4;

“Participating Company” means the Company or a Subsidiary over which the Company has Control;

“Restriction” means any contract, agreement, arrangement, or condition which makes provision to which any of subsections (2) to (4) of section 423 of ITEPA would apply if the references in those subsections to the employment-related securities were to Shares;

“Schedule 4” means Schedule 4 to ITEPA; and

“Schedule 4 CSOP” has the meaning given by Schedule 4.

1.4	Amended definitions

The following definitions will be amended:

“Acquiring Company” has the meaning given by paragraph 26 of Schedule 4; “Award Date” means the date on which a CSOP Option is granted;

“Exercise Period” means, in relation to a CSOP Option, the period beginning on the Vesting Date determined in accordance with rule 4.1 and ending, subject to rule 7.3, on the tenth anniversary of the Award Date (unless the Committee determines a shorter period under rule 2.8.11); and

“Exercise Price” means such amount as the Company may determine, provided that the amount is not manifestly less than the Market Value of a Share on the Award Date (or at such earlier time as may be determined in accordance with guidance issued by HMRC); and

“Group Member” means a Participating Company; and

“Shares” means fully paid ordinary shares in the capital of the Company which satisfy the conditions in paragraphs 16, 17, 18 of Schedule 4.

1.5	Deleted definitions

The definition of “Market Value” will be deleted and replaced with the words:

“(i)	subject to the below, in the case of a CSOP Option, the market value of a Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992; and
(ii)	in the case of an option granted under any other Schedule 4 CSOP, the market value of an ordinary share determined under the rules of that Schedule 4 CSOP for the purposes of the grant of the option.

So long as the Shares are included on the Daily Official List of the London Stock Exchange, the market value for the purposes of (i) above will be the closing middle- market quotation (taken from the Daily Official List of the London Stock Exchange) of a Share on the Business Day before the relevant date or, if the Committee so determines, the average of such closing middle-market quotations for the five Business Days occurring before the relevant date.”

2.	Grant of CSOP Options
2.1	Eligibility

Rule 2.1 will be deleted and replaced with the following words:

“The Committee may, subject to any Dealing Restrictions and to the requirements of Schedule 4, grant a CSOP Option to any Eligible Employee.”

2.2	Performance Conditions and other conditions

2.2.1The following words will be inserted at the end of rule 2.3.1 and rule 2.4.1: “Any such condition will be:

(i)	objective; and
(ii)	such that, once satisfied, the exercise of the CSOP Options is not subject to the discretion of any person.”
2.2.2	The following words will be inserted at the end of rule 2.3.2 and rule 2.4.2:

“except that the conditions may only be varied in circumstances and subject to the conditions specified in paragraph 21A of Schedule 4”.

2.3	Award Certificates

The terms of a CSOP Option included in an Award Certificate will include the information required under paragraph 21A of Schedule 4, namely:

2.3.1the Exercise Price;

2.3.2the number and description of the Shares which may be acquired by the exercise of the CSOP Option;

2.3.3details of the Restrictions to which those Shares may be subject;

2.3.4the times at which the CSOP Option may be exercised, whether in whole or in part; and

2.3.5	the circumstances under which the CSOP Option will lapse or be cancelled either in whole or in part, including any conditions to which the exercise of the CSOP Option is subject.

3.	Limits
3.1	HMRC limit
3.1.1

A CSOP Option may not be granted to an Eligible Employee if the result of the granting of the CSOP Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to that Eligible Employee under the CSOP or any other Schedule 4 CSOP established by the Company or an Associated Company would exceed (or further exceed) £60,000 or such other limit as may be specified from time to time in paragraph 6 of Schedule 4.

3.1.2	For the purposes of this paragraph 3.1:
(i)	the Market Value of shares is to be determined at the time the relevant option is granted;
(ii)	the Market Value of shares subject to a Restriction is to be determined as if they were not subject to the Restriction; and
(iii)	shares subject to an option which has been exercised, lapsed, renounced or otherwise become incapable of being exercised will be disregarded.
3.2	Scaling down

If the grant of a CSOP Option would cause the limit in paragraph 3.1 to be exceeded, the CSOP Option will take effect as a CSOP Option over the maximum number of Shares which does not cause the limit to be exceeded and the remainder of the CSOP Option will be treated as having being granted as an Option under the main body of the Plan rules.

3.3	Application of rule 3 of the Plan

Shares subject to CSOP Options granted under the CSOP will be taken into account for the purposes of rule 3 of the Plan.

4.	Vesting of CSOP Options
4.1	Timing of Vesting

Rule 4.1.1(iii) will be deleted.

4.2	Extent of Vesting

Rule 4.3.1 and rule 4.3.2 will be deleted and replaced with the following words:

“The Committee will determine the extent to which any CSOP Option will Vest, taking into account the extent to which any Performance Conditions and any other conditions imposed under rule 2.4 have been satisfied.”

5.	Exercise of CSOP Options
5.1	Method of exercise
5.1.1	Rule 5.2.1 will be amended as follows:

“A Participant may, subject to any Dealing Restrictions and to rule 5.2.4 and 7.3, exercise a CSOP Option at any time during the Exercise Period (or, where rule 7 or 9 applies, any exercise period provided for under those rules) by: […]”.

5.1.2	The following words will be inserted as a new rule 5.2.4:
“5.2.4

A CSOP Option may not be exercised if the Participant or an Associate of the Participant then has, or has had within the preceding 12 months, a Material Interest in a Close Company which is the Company or which is a company which has Control of the Company or which is a member of a consortium which owns the Company or a company which has Control of the Company.”

5.2	Dividend Equivalent

Rule 5.5 will be deleted.

5.3	Alternative ways to satisfy CSOP Options

Rule 5.6 will be deleted.

5.4	Withholding

Rule 5.7.2 will be deleted.

6.	Leaving the Group
6.1	General rule on leaving employment
6.1.1	Rule 7.1.2 and 7.1.3 will be deleted.
6.1.2	In rule 7.1.4 the reference to “12 months” will be replaced by “6 months”.
6.1.3	The words “(to the extent permitted by rule 7.3)” will be added after “, subject to rule ~~7.2.7 and~~ 9” in rule 7.1.4.
6.2	Exceptions to general rule - Unvested CSOP Options
6.2.1	Rule 7.2.2 will be deleted and replaced with the following words:

“If a Participant ceases to be an employee of the Group because of:

(i)	ill-health, injury or disability, in each case evidenced to the satisfaction of the Committee;

(ii)	the Participant’s employing company ceasing to be under the Control of the Company;
(iii)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Group Member;
(iv)	retirement with the agreement of the Company or the Participant’s employing company;
(v)	redundancy (within the meaning given by section 139 of the Employment Rights Act 1996) provided that the Participant has no Awards subject to Performance Conditions; or
(vi)	any other reason, at the discretion of the Committee, then the CSOP Option will Vest on the date of such cessation.”
6.2.2	Rules 7.2.3 and 7.2.4 will be deleted.
6.2.3	Rule 7.2.6 will be deleted and replaced with the following words:

“CSOP Options to the extent Vested and subject to rule 7.3 may then be exercised for a period of 6 months beginning on the date the Participant ceases to be an employee of the Group, after which time, subject to rule 7.3, they will lapse.”

6.2.4	Rule 7.2.7 will be deleted.
6.3	Death
6.3.1	The words “and subject to rule 9” will be deleted from rule 7.3.1(iii).
6.3.2	Rule 7.3.2 will be deleted.
6.4	Meaning of “ceasing to be an employee of the Group”

Rules 7.4.3 to 7.4.4 will be deleted.

7.	Adjustment of CSOP Options
7.1.1	Rules 8.1.2 to 8.1.4 will be deleted.
7.1.2	Any adjustment to be made in accordance with rule 8.1 (as amended) may only be made in the circumstances and to the extent permitted by paragraphs 21A and 22 of Schedule 4.
8.	Takeovers and corporate events

Rule 9 will be deleted and replaced with the following words:

“9.Takeovers and corporate events

9.1Definitions

9.1.1	A “Corporate Event” occurs when:
(i)

a person (either alone or together with any person acting in concert with that person) obtains Control of the Company as a result of making a general offer to acquire all of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the offeror (together with any persons acting in concert with that person) will have Control of the Company and any condition to which that offer was subject has been satisfied;

(ii)

a person (either alone or together with any person acting in concert with that person) obtains Control of the Company as a result of making a general offer to acquire all of the Shares and any condition to which that offer was subject has been satisfied;

(iii)

the court sanctions a compromise or arrangement under section 899 or 901F of the Companies Act 2006 applicable to or affecting (a) all the ordinary share capital of the Company or all the Shares; or (b) all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP;

(iv)

a Non-UK Company Reorganisation Arrangement applicable to or affecting (a) all the ordinary share capital of the Company or all the Shares; or (b) all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP becomes binding on the shareholders covered by it;

(v)	any person becomes bound or entitled to acquire Shares under sections 979 to 982 or sections 983 to 985 of the Companies Act 2006; or
(vi)	a resolution is passed by the Company for the voluntary winding-up of the Company.
9.1.2

The offeror’s offer under rule 9.1.1(i) or (ii) need not extend to shares which are already owned by the offeror and/or by persons connected with the offeror. It does not matter if the offer is made to different shareholders by different means.

9.1.3	“Within the Rule 9 Period” means:
(i)	where rule 9.1.1(i) or (ii) applies, within 6 months from the date the person obtains Control of the Company and any condition to which the offer was subject has been satisfied;

(ii)	where rule 9.1.1(iii) applies, within 6 months from the date the court sanctions the relevant compromise or arrangement;
(iii)	where rule 9.1.1(iv) applies, within 6 months from the date the Non-UK Company Reorganisation Arrangement becomes binding on the shareholders covered by it;
(iv)	where rule 9.1.1(v) applies, within one month from the date on which that person first becomes so bound or entitled; and
(v)	where rule 9.1.1(vi) applies, within one month from the date on which the resolution is passed.
9.2	Exercise on a Corporate Event
9.2.1

Subject to rules 7.3, 9.2.2, 9.6 and 10, if a Corporate Event occurs, a CSOP Option may be exercised within the Rule 9 Period (for the avoidance of doubt, to the extent any Performance Conditions have been satisfied), after which time it will lapse.

9.2.2	If a Corporate Event referred to in rule 9.1.1(vi) occurs, a CSOP Option held by a deceased Participant will lapse at the end of the relevant Rule 9 Period.
9.3	Shares ceasing to satisfy Schedule 4

If, as a result of a Corporate Event other than a Corporate Event to which rule 9.1.1(vi) applies, Shares will no longer satisfy the requirements of Part 4 of Schedule 4, CSOP Options may be exercised within the period of 20 days after the date on which the change of Control occurs, provided that the date of exercise falls within the Rule 9 Period.

9.4	Conditional exercise

If the Committee reasonably expects a Corporate Event, other than a Corporate Event to which rule 9.1.1(vi) applies, to occur, the Committee may, acting fairly and reasonably, make arrangements permitting CSOP Options to be exercised during a period of 20 days ending with the date of such event. If a CSOP Option is exercised under this rule 9.4, it will be treated as having been exercised in accordance with rule 9.2.

9.5	Effect of conditional exercise

If the Committee makes arrangements for the exercise of CSOP Options under rule 9.4, if the relevant Corporate Event does not occur within 20 days of the date of purported exercise, the CSOP Option will be treated as not having been exercised.

9.6	Internal reorganisation

In the event that:

9.6.1	a company is expected to obtain Control of the Company as a result of a Corporate Event other than a Corporate Event to which rule 9.1.1(vi) applies and become an Acquiring Company;
9.6.2	substantially all the shares in the Acquiring Company are expected to be held by the same persons who immediately before the obtaining of Control of the Company were shareholders in the Company; and
9.6.3	Participants are to be offered substitute options under rule 10,

then CSOP Options which would become exercisable under this rule 9 but for this rule

9.6 may not be exercised and, if they are not exchanged in accordance with rule 10 within the Rule 9 Period, will lapse at the end of that period.”

9.	Exchange of CSOP Options

Rule 10 will be deleted and replaced with the following words:

“10.	Exchange of CSOP Options
10.1	Ability to exchange

If a Corporate Event occurs other than a Corporate Event under rule 9.1.1(iii) where there is no change of Control or under rule 9.1.1(vi), any Participant may at any time within the Rule 9 Period, by agreement with the Acquiring Company, release their CSOP Option (the “Old CSOP Option”) in consideration for the grant to the Participant of a new award (the “New CSOP Option”) which is equivalent to the Old CSOP Option because it satisfies the requirements of paragraph 27 of Schedule 4 but relates to shares in the Acquiring Company or the Controlling Company.

10.2	Terms of exchange

Where the New CSOP Options are granted in accordance with rule 10.1 they will be regarded for the purposes of the subsequent application of the Plan rules as having been granted at the time when the corresponding Old CSOP Options were granted and, with effect from the date on which the New CSOP Options are granted:

10.2.1

except for the definitions of “Board”, “Participating Company” and “Group Member”, references to the “Company” (including the definition in rule 1) will be construed as being references to the Acquiring Company or the Controlling Company;

10.2.2	references to “Shares” (including the definition in rule 1) will be construed as being references to shares in the Acquiring Company or the Controlling Company; and
10.2.3	references to “Board”, “Participating Company” and “Group Member will continue to be construed as if references to the Company were references to Vodafone Group Plc with registered number 01833679.”

10.	General
10.1	Regulations

Rule 12.6 will be amended as follows:

“The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules and with applicable law and must not cause any of the provisions of Schedule 4 which are relevant to the CSOP to cease to be satisfied. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the CSOP.”